EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact: Bob Stickler, 704.386.8465

BANK OF AMERICA CHAIRMAN AND CEO HUGH L. MCCOLL, JR. TO RETIRE IN APRIL; BOARD NAMES LEWIS SUCCESSOR

January 24, 2001 - Bank of America today announced that Chairman and Chief Executive Officer Hugh L. McColl, Jr. has informed the board of directors that he will retire on April 25, 2001, at the company's annual shareholders meeting. The board, in turn, unanimously has named Kenneth D. Lewis, currently president and chief operating officer of Bank of America, chairman-elect and CEO-elect. Lewis will assume those offices immediately upon McColl's retirement, and will retain the title of president.

 "I told the board of directors back in the Fall of 1998 that I would stay long enough to see us through the merger transition," McColl said. "While we clearly have some challenges to face, it is my judgment that we have completed that transition and the company is set on a strong course for the future. It is time to hand the reins to a new generation of leadership.

"My retirement will mean a change in leadership, but not a change in strategic direction for the company," McColl continued. "As president and COO, Ken has provided the leadership that has begun our transformation from a company that grows through mergers and acquisitions to a company that grows by attracting, retaining and expanding customer relationships.

"Ken Lewis' leadership is what this company needs to achieve the goals we've set for customers, associates and shareholders," McColl said. "I congratulate Ken and have great confidence that he and his management team will lead Bank of America to great success."

McColl's 41-year career with the company has been marked by dramatic changes in the financial services industry and Bank of America. Time after time, McColl and his company led the charge to modernize the U.S. financial services industry, from initial expansions into Florida in the early 1980's that led to the creation of a regional banking compact in the Southeastern U.S.; to the building of a super-regional, multi-state franchise in the early 1990's that helped lead to the reform of national interstate banking laws; to the creation of a truly national, diversified financial services company in the late 1990's that helped make the case for the 1999 Financial Modernization Act, which effectively repealed Depression-era restrictions on the financial services industry.

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As the leader of one of the largest and fastest-growing  financial  institutions in the country, McColl has used his position over the years not only to advocate for changes in the financial services industry, but also to advance a wide range of issues important to the health and vitality of the company's communities, from community development lending and corporate philanthropy to support for public education and the arts.

A native of Bennettsville, S.C., McColl, 65, joined the company in 1959 as a management trainee after receiving his B.A. in business management from the University of North Carolina at Chapel Hill and serving two years in the U.S. Marine Corps.

McColl will turn the leadership of the company over to Lewis, who has had primary responsibility for the design and execution of corporate strategy since 1999. "Under Lewis," McColl said, "the bank has made significant progress in assembling an integrated company that is easy for customers to do business with, and in building the technology infrastructure that enables customers and clients to access the full range of the company's banking and investing products and services how, when and where they choose."

Lewis, who joined the company in 1969 as a credit analyst, served as a corporate banking officer and Western Area director in the U.S. Department before being named manager of the company's International Banking Corporation in New York in 1977. He served in various other executive management positions, including president of the company's Florida Bank, president of the Texas bank, and president of Consumer and Commercial Banking, before being named president and COO of the company in 1999. Originally from Columbus, Ga., Lewis, 53, holds a bachelor's degree in finance from Georgia State University and also is a graduate of the Executive Program at Stanford University.

For complete information on McColl, Lewis and the change in leadership at Bank of America, please go to www.bankofamerica.com/newsroom.

Bank of America is a financial services company committed to making banking work for customers like it never has before. Through innovative technologies and financial ingenuity, Bank of America provides individuals, small businesses and commercial, corporate and institutional clients across the United States and around the world new and better ways to manage their financial lives. The company empowers customers to do their banking and investing whenever, wherever and however they choose through the nation's largest financial services network, including more than 4,400 domestic offices, 13,000 ATMs, 38 international offices, a telephone banking network that handles more than a half billion calls a year and an Internet Web site that is actively used by more than 3 million customers, more than any other bank. Bank of America stock (ticker: BAC) is listed on the New York, Pacific and London stock exchanges. The company's Web site is www.bankofamerica.com. News, speeches and other corporate information may be found at www.bankofamerica.com/newsroom.

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